Exhibit 10.1

OMNIBUS AGREEMENT

between

SUNOCO LP

and

SUNOCOCORP LLC

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and between Sunoco LP, a Delaware limited partnership (“Sunoco”), and SunocoCorp LLC, a Delaware limited liability company (“SunocoCorp”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain indemnification obligations of Sunoco.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain general and administrative services to be provided by Sunoco for and on behalf of SunocoCorp and Sunoco’s reimbursement obligations related thereto.

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to certain economic alignment provisions.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

“Arrangement Agreement” means that certain Arrangement Agreement, dated as of May 4, 2025, by and among Sunoco, Parkland Corporation, a corporation formed under the laws of the Province of Alberta, NuStar GP Holdings, LLC (n/k/a SunocoCorp LLC), a Delaware

limited liability company, and 2709716 Alberta Ltd., an Alberta corporation, as amended by that certain Amending Agreement, dated as of May 26, 2025 and that certain Second Amending Agreement, dated as of October 10, 2025.

“Closing Date” means October 31, 2025.

“control” including as used in the terms “is controlled by” or “is under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Energy Transfer” means Energy Transfer LP, a Delaware limited partnership.

“Equalization Period” is defined in Section 4.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“G&A Services” is defined in Section 3.1.

“Indemnified Party” means a Person entitled to indemnification in accordance with Article II hereof.

“Indemnifying Party” means Sunoco in its capacity as a party from whom indemnification may be required in accordance with Article II hereof.

“Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and attorneys’ and experts’ fees and expenses) but excluding federal, state and local income taxes payable by SunocoCorp.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Offering Proceeds” is defined in Section 4.2(b).

“SUN Class D Common Units” means the Class D Common Units representing limited partner interests of Sunoco.

“SUN Common Units” means the Common Units representing limited partner interests of Sunoco, other than the SUN Class D Common Units.

“SunocoCorp Common Units” means the common units representing limited liability company interests in SunocoCorp.

“SunocoCorp Derivative Units” means any options, rights, warrants, appreciation rights, tracking, profit or phantom interests or other derivative securities relating to, convertible into or exchangeable for SunocoCorp Common Units.

“SunocoCorp LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of SunocoCorp LLC, dated as of October 27, 2025, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“SunocoCorp Manager” means SunocoCorp Management LLC, a Delaware limited liability company, in its capacity as managing member of SunocoCorp.

“SunocoCorp Manager LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of SunocoCorp Management LLC, dated as of October 27, 2025, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.

“SunocoCorp Offering” is defined in Section 4.2(b).

“Trigger Date” means the date on which a Trigger Event occurs.

“Trigger Event” means any of the following (i) Energy Transfer ceasing to own, directly or indirectly, all of the managing member interests in, and ceasing to own, directly or indirectly, or act as, the managing member of, SunocoCorp, (ii) SunocoCorp ceasing to have the ability, directly or indirectly, to designate all or a majority of the members of the board of directors of Sunoco GP LLC, a Delaware limited liability company, (iii) Sunoco GP LLC or an Affiliate ceasing to own, directly or indirectly, all of the outstanding general partner interests in, and ceasing to act as the general partner of, Sunoco, (iv) SunocoCorp or any of its subsidiaries other than Sunoco and its subsidiaries (A) engaging in any business or operations other than the direct and indirect investment in and management of Sunoco and its subsidiaries, (B) making any investment in or acquisition of any Person or any of its assets (whether or not such Person or its assets are ultimately contributed to Sunoco) other than any direct or indirect investment in Sunoco and its subsidiaries or (C) incurring any liabilities other than those resulting from its investment in and management of Sunoco and contemplated by this Agreement, other than, in the case of any of clauses (A) through (C), any business, operations, investment or liability that is immaterial in its nature or amount or (v) any other event that materially frustrates the intention of the Parties set forth in Section 4.2 hereof.

“Unrelated Losses” means all losses, damages, liabilities, injuries, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses of any and every kind or character (including, without limitation, court costs and attorneys’ and experts’ fees and expenses) relating to or arising out of any business, operations or financing activities engaged in by SunocoCorp from and after the date hereof other than the business of owning, directly or indirectly, partnership interests in Sunoco and managing Sunoco’s business and affairs and activities incidental thereto and financing activities engaged in pursuant to Article IV or otherwise as agreed in writing by the Parties.

ARTICLE II

Indemnification

2.1 Indemnification. Subject to the provisions of Section 2.2, to the fullest extent permitted by law, Sunoco shall indemnify, defend and hold harmless SunocoCorp, SunocoCorp Manager and their respective officers, employees, agents and representatives from and against any Losses (other than Unrelated Losses) suffered or incurred by SunocoCorp, SunocoCorp Manager or such Persons and related to or arising out of or in connection with SunocoCorp and SunocoCorp Manager carrying on their respective businesses as provided in the SunocoCorp LLC Agreement and the SunocoCorp Manager LLC Agreement, as applicable, including, without limitation, Losses (other than Unrelated Losses) arising from any threatened or pending claim or proceeding initiated by a holder of SunocoCorp Common Units against SunocoCorp.

2.2 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim. Notwithstanding anything in this Article II to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article II.

(b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party.

2.3 Insurance. Sunoco may purchase and maintain insurance to protect itself and any officer of SunocoCorp or SunocoCorp Manager against any liability asserted against and incurred by such officer in respect of service as such, whether or not Sunoco would have the power to indemnify such officer against such liability by law or under the provisions of this Article II or otherwise.

ARTICLE III

Services and Reimbursements

3.1 Agreement to Provide General and Administrative Services. Sunoco shall provide or cause to be provided to SunocoCorp all general and administrative services necessary or useful for the conduct of its business, including but not limited to financial, legal, accounting, tax advisory, financial advisory services, including but not limited to accounting, auditing, billing, corporate record keeping, treasury services (including with respect to the payment of distributions and allocation of reserves for taxes), cash management and banking, planning, budgeting, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax preparation, payroll, human resources, printing costs, and other administrative services as the Parties may agree from time to time (collectively, the “G&A Services”).

3.2 Performance of G&A Services by Affiliates and Third Parties. In discharging its obligations hereunder, Sunoco may engage any of its Affiliates or any qualified third party to provide the G&A Services (or any part thereof) on its behalf and the performance of the G&A Services (or any part thereof) by any such Affiliate or third party will be treated as if Sunoco performed such G&A Services itself. Notwithstanding the foregoing, the engagement of any Affiliate or third party to provide G&A Services shall not relieve Sunoco of its obligations hereunder.

3.3 Reimbursement by Sunoco. Sunoco shall reimburse SunocoCorp for, or pay on SunocoCorp’s behalf, all direct and indirect costs and expenses (other than income taxes) incurred by SunocoCorp during the term of this Agreement in connection with the following:

(a) payments or expenses incurred for G&A Services provided by third parties or any Affiliates of Sunoco;

(b) payments or expenses incurred in connection with any SunocoCorp Offering in accordance with Section 4.2(b), including, without limitation, legal and other expert fees, printing costs and filing fees;

(c) salaries and related benefits and expenses of any personnel employed by SunocoCorp, plus general and administrative expenses associated with such personnel and compensation and benefits paid to officers of SunocoCorp; and

(d) expenses and expenditures incurred by SunocoCorp as a result of SunocoCorp becoming and continuing as a publicly traded entity, including, without limitation, costs associated with annual, quarterly and other reports to holders of SunocoCorp Common Units, tax return and Form 1099 preparation and distribution, independent auditor fees, limited liability company governance and compliance, registrar and transfer agent fees and legal fees.

3.4 Billing Procedures. Sunoco will reimburse SunocoCorp for billed costs and expenses no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) calendar days following the date of the billing. Billings and payments may be accomplished by inter-company accounting procedures and transfers. Sunoco shall have the right to review all source documentation concerning such billed costs and expenses.

ARTICLE IV

Certain Economic Alignment Provisions

4.1 Dividend Equalization. During the period beginning on the date of issuance of the SUN Class D Common Units by Sunoco to SunocoCorp pursuant to the Arrangement Agreement and ending on December 31, 2027 (the “Equalization Period”), Sunoco shall ensure that SunocoCorp has the cash necessary and sufficient to pay distributions on each SunocoCorp Common Unit with respect to each Quarter (as defined in the SunocoCorp LLC Agreement) during the Equalization Period in an amount equal to 100% of the distribution paid by Sunoco on each SUN Common Unit during such Quarter.

4.2 Intention of the Parties Regarding Economic Alignment.

(a) It is the intention of the Parties that the total number of SunocoCorp Common Units that are issued by SunocoCorp and reflected as outstanding on the books and records of SunocoCorp shall, subject to the occurrence of a Trigger Event, at all times equal the number of SUN Class D Common Units held by SunocoCorp and its wholly owned subsidiaries.

(b) In connection with any future public or private offering and sale of SunocoCorp Common Units by SunocoCorp other than in connection with a Trigger Event (each offering, a “SunocoCorp Offering”), Sunoco agrees to issue and sell to SunocoCorp, and SunocoCorp agrees to purchase from Sunoco, a number of SUN Class D Common Units equal to the number of SunocoCorp Common Units sold in such SunocoCorp Offering. The price to be paid by SunocoCorp for the SUN Class D Common Units purchased in connection with the sale of SunocoCorp Common Units in any SunocoCorp Offering will be the net proceeds (after deducting underwriting or selling discounts or commissions) received by SunocoCorp from the sale of SunocoCorp Common Units therein (such aggregate amount, the “Offering Proceeds”).

(c) If SunocoCorp makes any award of SunocoCorp Common Units or SunocoCorp Derivative Units in connection with any employee benefit plans, Sunoco agrees to issue and sell to SunocoCorp, and SunocoCorp agrees to purchase from Sunoco, upon the earlier of the issuance of any such SunocoCorp Common Units or the exercise or vesting of such SunocoCorp Derivative Units, a number of SUN Class D Common Units equal to the number of SunocoCorp Common Units issued pursuant to such award (after any applicable netting for tax withholding purposes), for such consideration, if any, received by SunocoCorp from the recipient of any such award.

ARTICLE V

Trigger Events; Termination

5.1 Mutual Termination. Except as set forth in Section 5.2, this Agreement shall remain in full force and effect until terminated by mutual agreement of all Parties hereto.

5.2 Renegotiation Upon Trigger Event. Upon the occurrence of any Trigger Event, each of the Parties hereto shall negotiate in good faith with respect to the necessity and appropriateness of any amendments to this Agreement necessary to preserve, to the extent possible, the original intention of the Parties to maintain economic (other than with respect to income taxes) and governance alignment between SunocoCorp and Sunoco. If, following sixty (60) days of such good faith negotiations (or any shorter period of time agreed by the Parties), the Parties are unable to agree on the necessary amendments to this Agreement or that no such amendments are necessary, then either SunocoCorp or Sunoco may, subject to Section 5.3, terminate this Agreement by written notice to the other Party.

5.3 Effect of Termination. (a) Any accrued but unpaid reimbursement obligations under Article III shall survive any termination in accordance with this Article V until all obligations thereunder are satisfied or unless the Parties mutually agree otherwise, (b) any obligations with respect to indemnification under Section 2.1 notified pursuant to Section 2.2(a) prior to the Trigger Date shall survive any termination in accordance with this Article V until all obligations thereunder are satisfied or unless the Parties mutually agree otherwise, (c) Section 4.1 shall survive any termination in accordance with this Article V until all obligations thereunder are satisfied or unless the Parties mutually agree otherwise and (d) Article VI shall survive any termination of this Agreement unless the Parties mutually agree otherwise.

ARTICLE VI

Miscellaneous

6.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principles that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction).

6.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage-paid, and registered or certified with return receipt requested or by delivering such notice in person, by overnight delivery service or by facsimile or email to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or email shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 6.2.

If to Sunoco:

Sunoco LP

Edward S. Pak

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Assistant General Counsel

If to SunocoCorp:

SunocoCorp LLC

Edward S. Pak

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attn: Assistant General Counsel

6.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.4 Amendment or Modification. Except for an assumption of this Agreement by a third party in accordance with the SunocoCorp LLC Agreement, this Agreement may be amended or modified from time to time only by the written agreement of all Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.5 Assignment. No Party shall have the right to assign this Agreement or any of its respective rights or obligations under this Agreement.

6.6 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

6.7 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

6.8 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.9 Rights of Common Unitholders. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no holder of SunocoCorp Common Units shall have the right, separate and apart from SunocoCorp, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

SUNOCO LP
By: Sunoco GP LLC, its general partner

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

SUNOCOCORP LLC
By: SunocoCorp Management LLC, its managing member

By:	/s/ Joseph Kim
Name:	Joseph Kim
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO OMNIBUS AGREEMENT]